Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1 of Silynxcom Ltd. of our report dated June 12, 2023, except for note 23.4 as to which the date is December 4, 2023, relating to the consolidated financial statements of Silynxcom Ltd., which is contained in the Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Tel Aviv, Israel	/s/ Ziv Haft
December 5, 2023	Certified Public Accountants (Isr.)
BDO Member Firm